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                                                                      EXHIBIT 8

                                  May 27, 1997


Board of Directors
Sterling Bancshares, Inc.
15000 Northwest Freeway
Houston, Texas 77040

Sterling Bancshares Capital Trust I
c/o Sterling Bancshares, Inc.
15000 Northwest Freeway
Houston, Texas 77040

Ladies and Gentlemen:


        We have acted as counsel to Sterling Bancshares, Inc., a Texas corporation (the "Company"), and Sterling Bancshares Capital Trust I, a Delaware statutory business trust (the "Trust"), in connection with the Registration Statement on Form S-3 (Registration No. 333-27185) filed by the Company and the Trust with the Securities and Exchange Commission (such Registration Statement, as amended, the "Registration Statement") for the purpose of registering under the Securities Act of 1933, as amended, Trust Preferred Securities of the Trust, Junior Subordinated Deferrable Interest Debentures to be issued by the Company, and the guarantee of the Company pursuant to the Preferred Securities Guarantee Agreement.


        We have reviewed the information contained in the Registration Statement under the caption "Certain Federal Income Tax Consequences." It is our opinion that such information is correct to the extent that it constitutes matters of law or legal conclusions and that, based upon the considerations stated under such caption the Trust will be classified for the United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation.

                                        Very truly yours,


                                        Andrews & Kurth L.L.P.


2320/1117